EXHIBIT 99.1
EXECUTION VERSION

COMMITMENT AGREEMENT

AMONG

A.M. CASTLE & CO.,

TOTAL PLASTICS, INC.,

HY-ALLOY STEELS COMPANY,

KEYSTONE TUBE COMPANY, LLC,

KEYSTONE SERVICE, INC.

AND

THE COMMITMENT PARTIES HERETO

Dated as of June 16, 2017

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THIS COMMITMENT AGREEMENT (this “Agreement”) is entered into as of June 16, 2017, by and among A.M. CASTLE & CO., a Maryland corporation (“A.M. Castle”), TOTAL PLASTICS, INC., a Michigan corporation, HY-ALLOY STEELS COMPANY, a Delaware corporation, KEYSTONE TUBE COMPANY, LLC, a Delaware limited liability company, and KEYSTONE SERVICE, INC., an Indiana corporation (collectively, the “A.M. Castle Parties,” and each, an “A.M. Castle Party”), on the one hand, and each of the undersigned beneficial holders (or investment advisors or managers for such beneficial holders) of claims against, or interests in, the A.M. Castle Parties set forth on Schedule 1 hereto (each referred to herein, individually, as a “Commitment Party” and, collectively, as the “Commitment Parties”), on the other hand. Each of the A.M. Castle Parties and the Commitment Parties are referred to herein, individually, as a “Party” and, collectively, as the “Parties”.
RECITALS
WHEREAS, the A.M. Castle Parties and the Consenting Creditors have entered into a Restructuring Support Agreement, dated as of April 6, 2017 (as may be amended, supplemented or otherwise modified from time to time, including all the exhibits thereto, the “Restructuring Support Agreement”), which provides for the financial restructuring of the existing debt and equity interests of the A.M. Castle Parties, to be implemented pursuant to a pre-packaged chapter 11 plan of reorganization (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement and the Term Sheet, and including all exhibits thereto, the “Plan”), to be filed in voluntary cases commenced by each of the A.M. Castle Parties (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), all in accordance with the terms set forth in this Restructuring Support Agreement, the Restructuring Term Sheet attached as Exhibit A to the Restructuring Support Agreement (the “Term Sheet”), and the Definitive Documents (the “Restructuring”);
WHEREAS, pursuant to this Agreement, the Restructuring Support Agreement and the Plan, and subject to the terms, conditions and limitations set forth herein and therein, each of the Commitment Parties has agreed to purchase, severally and not jointly, from A.M. Castle, and A.M. Castle has agreed to sell to each of the Commitment Parties, such Commitment Party’s Commitment Percentage of New Money Notes.
NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the A.M. Castle Parties and the Commitment Parties agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Definitions. Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below:

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“Accredited Investor” means an “accredited investor” as such term is defined in Rule 501 under the Securities Act.
“Adjusted Commitment Percentage” means, with respect to any Non-Defaulting Commitment Party, a percentage expressed as a fraction, the numerator of which is the Commitment Percentage of such Non-Defaulting Commitment Party and the denominator of which is the Commitment Percentages of all Non-Defaulting Commitment Parties.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise).
“Affiliated Group” has the meaning given to such term in Section 1504(a) of the Code.
“Agreement” has the meaning given to such term in the preamble hereof.
“Alternative Proposal” has the meaning given to such term in the Restructuring Support Agreement.
“A.M. Castle Party(ies)” has the meaning given to such term in the preamble hereof.
“Approvals” means all approvals and authorizations that are required for the A.M. Castle Parties to take corporate or limited liability company (as applicable) action.
“Bankruptcy Code” has the meaning given to such term in the recitals hereof.
“Bankruptcy Court” has the meaning given to such term in the recitals hereof.
“Benefit Plan” has the meaning given to such term in Section 4.12 hereof.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by Law to be closed.
“Chapter 11 Cases” has the meaning given to such term in the recitals hereof.
“Claims” means any “claims” as defined in section 101(5) of the Bankruptcy Code against any A.M. Castle Party, whether or not asserted.
“Closing” has the meaning given to such term in Section 2.5(a) hereof.
“Closing Date” has the meaning given to such term in Section 2.5(a) hereof.
“Code” means the Internal Revenue Code of 1986, as amended.

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“Commitment” means, with respect to any Commitment Party, the commitment of such Commitment Party, subject to the terms and conditions set forth in this Agreement, the Restructuring Support Agreement and the Plan, to purchase New Money Notes at the aggregate Purchase Price therefor in an aggregate principal amount equal to its Commitment Amount pursuant to, and on the terms set forth in, Section 2.1 hereof; and “Commitments” means the Commitments of all of the Commitment Parties collectively.
“Commitment Agreement Motion” means the motion to assume this Agreement pursuant to the Commitment Agreement Order.
“Commitment Agreement Order” means an Order of the Bankruptcy Court that is not stayed under Bankruptcy Rule 6004(h) and otherwise (a) authorizes the Debtors to assume this Agreement, including all exhibits and other attachments hereto, pursuant to section 365 of the Bankruptcy Code and (b) provides that the Put Option Payment, Transaction Expenses and the indemnification provisions contained herein shall constitute allowed administrative expenses of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code and shall be payable by the Debtors as provided in this Agreement without further Order of the Bankruptcy Court.
“Commitment Amount” means, with respect to any Commitment Party, the aggregate principal amount of New Money Notes equal to (x) such Commitment Party’s Commitment Percentage, (y) multiplied by the Liquidity-Adjusted Commitment Amount and (z) divided by 0.80.
“Commitment Party(ies)” has the meaning given to such term in the preamble hereof.
“Commitment Percentage” means, with respect to any Commitment Party, the percentage set forth opposite the name of such Commitment Party under the heading “Commitment Percentage” on Schedule 1 hereto, as such percentage may be modified from time to time in accordance with the terms hereof.
“Company Filings” means A.M. Castle’s filings and submissions with the Securities and Exchange Commission, including, without limitation, all information filed or furnished pursuant to the Exchange Act.
“Company IP Rights” has the meaning given to such term in Section 4.9(a) hereof.
“Company IT Systems” has the meaning given to such term in Section 4.9(b) hereof.
“Confirmation Order” means a Final Order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which order may include the Disclosure Statement Order.
“Consent” means any consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Unit or other Person.

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“Consenting Creditors” has the meaning given to such term in the Restructuring Support Agreement.
“Consenting Creditors’ Professionals” means each of: (i) Ducera Partners LLC, (ii) Paul, Weiss, Rifkind, Wharton & Garrison LLP, (iii) Young Conaway Stargatt & Taylor, LLP, and (iv) any reasonably necessary specialist counsel expressly approved in writing by the A.M. Castle Parties, which approval shall not be unreasonably withheld.
“Contemplated Transactions” means all of the transactions contemplated by this Agreement, the Restructuring Support Agreement and the Plan.
“Contract” means any written agreement, contract, obligation, promise, undertaking or understanding.
“Debtors” means, collectively, each A.M. Castle Party, as the debtors in possession and reorganized debtors, as applicable, in the Chapter 11 Cases.
“Default Notes” has the meaning given to such term in Section 2.4(a) hereof.
“Default Purchase Right” has the meaning given to such term in Section 2.4(a) hereof.
“Defaulting Commitment Party” has the meaning given to such term in Section Section 2.4(a) hereof.
“Definitive Documents” has the meaning given to such term in the Restructuring Support Agreement and includes, for the avoidance of doubt, the New Money Notes Documents.
“Deposit Deadline” has the meaning given to such term in Section 2.3 hereof.
“Disclosure Statement” means, in respect of the Plan, the disclosure statement and all exhibits, schedules, supplements, modifications and amendments thereto.
“Disclosure Statement Order” means an Order of the Bankruptcy Court approving the Disclosure Statement, which order may be encompassed in the Confirmation Order.
“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Effective Date” means the date upon which (a) no stay of the Confirmation Order is in effect, (b) all conditions precedent to the effectiveness of the Plan (or each respective Plan, if separate) have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and (c) on which the Restructuring and the other transactions to occur on the Effective Date pursuant to the Plan become effective or are consummated.

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“Environmental Laws” has the meaning given to such term in Section 4.11(a) hereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate(s)” means any entity which is a member of the A.M. Castle Parties’ controlled group, or under common control with the A.M. Castle Parties, within the meaning of Section 414 of the Code.
“Escrow Account” has the meaning given to such term in Section 2.3 hereof.
“Escrow Agreement” has the meaning given to such term in Section 2.3 hereof.
“Event” means any event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact.
“Excess Opening Liquidity” means the positive dollar amount by which the Opening Liquidity exceeds $25,000,000, if any.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated pursuant thereto.
“Final Order” means, as applicable, an Order of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the Order could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such Order, or has otherwise been dismissed with prejudice.
“Financial Statements” has the meaning given to such term in Section 4.21 hereof.
“First Lien Secured Debt Claims” means any and all Claims arising under or related to that certain Credit Agreement dated December 8, 2016 by and among (i) A.M. Castle & Co., (ii) Highbridge Capital Management, LLC, Corre Partners Management, LLC, Whitebox Credit Partners, L.P., WFF Cayman II Limited, and SGF, LLC and (iii) Cantor Fitzgerald, as amended, restated or otherwise modified from time to time in accordance with its terms.
“Funding Default” has the meaning given to such term in Section 2.4(a) hereof.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
“Governmental Authorization” means any authorization, approval, consent, license, registration, lease, ruling, permit, tariff, certification, order, privilege, franchise,

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membership, entitlement, exemption, filing or registration by, with, or issued by, any Governmental Unit.
“Governmental Unit” has the meaning of “governmental unit” set forth in section 101(27) of the Bankruptcy Code.
“Indemnified Claim” has the meaning given to such term in Section 10.2 hereof.
“Indemnified Party” has the meaning given to such term in Section 10.1 hereof.
“Indemnifying Party” has the meaning given to such term in Section 10.2 hereof.
“Insurance Policies” means the insurance policies that are maintained by the A.M. Castle Parties or otherwise cover any A.M. Castle Party.
“IP Rights” has the meaning given to such term in Section 4.9(a) hereof.
“IT Systems” has the meaning given to such term in Section 4.9(b) hereof.
“IRS” means the Internal Revenue Service.
“Law(s)” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or similar statute, law, common law, writ, injunction, decree, guideline, policy, ordinance, regulation, rule, code, Order, Governmental Authorization, constitution, treaty, requirement, judgment or judicial or administrative doctrines enacted, promulgated, issued, enforced or entered by any Governmental Unit.
“Liquidity-Adjusted Commitment Amount” means the Maximum Commitment Amount minus the Excess Opening Liquidity.
“Loss Exceptions” has the meaning given to such term in Section 10.1 hereof.
“Losses” has the meaning given to such term in Section 10.1 hereof.
“Material Adverse Effect” means any Event occurring after the date hereof that individually, or together with all other Events, has had, or would reasonably be expected to have, a material adverse effect on either (a) the business, operations, finances, properties, financial condition, assets or liabilities of the A.M. Castle Parties, taken as a whole, or (b) the ability of the A.M. Castle Parties to perform its obligations under, or to consummate the transactions contemplated by, the Restructuring Support Agreement and this Agreement, in each case, except to the extent such Event arises out of, results from or is attributable to the execution, announcement or performance of the Restructuring Support Agreement, this Agreement or the other Definitive Documents or the transactions contemplated hereby or thereby, including, without limitation, the Restructuring; provided, however, that for purposes of clause (a) above, the term “Material Adverse Effect” will not be deemed to include the effect of any Event directly or indirectly arising out of or attributable to (i) any changes, conditions or effects in the economies, political conditions, or securities or financial markets in general anywhere in the world in which the A.M. Castle Parties

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currently conduct business, (ii) changes, conditions or effects that affect the industries in which the A.M. Castle Parties operate, (iii) the effect of any changes in applicable laws, rules or regulations or accounting rules, including generally accepted accounting principles, or (iv) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or other acts of God; provided, however, that the exceptions contained in clauses (i)–(iv) above shall not prevent a determination that there has been a Material Adverse Effect if the Event referred to therein affects the A.M. Castle Parties, taken as a whole, in a materially and disproportionately adverse manner relative to other participants in the industries in which the A.M. Castle Parties participate.
“Material Contracts” means any Contract that is necessary for the operation of the business of the A.M. Castle Parties as currently operated or that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act or required to be disclosed on a Current Report on Form 8-K).
“Materials of Environmental Concern” means any sulphuric or other acid, lead in any form, including soluble and particulate, arsenic, propane, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, that is regulated as hazardous, toxic, a contaminant, a pollutant, or otherwise is regulated under any Environmental Law as a result of its ignitability, corrosivity, reactivity, or toxicity.
“Maximum Commitment Amount” means $40,000,000.
“Money Laundering Laws” has the meaning given to such term in Section 4.25 hereof.
“New Money Notes” means the new senior secured convertible notes due 2022 to be issued by A.M. Castle on the Effective Date subject to the terms and conditions set forth in the Restructuring Support Agreement, this Agreement and the Plan.
“New Money Notes Indenture” means the indenture among A.M. Castle, as issuer, the guarantors party thereto, and the trustee therefor governing the New Money Notes, to be dated as of the Effective Date.
“New Money Notes Documents” means, collectively, the New Money Notes, the New Money Notes Indenture, the New Security Documents and each other agreement, guarantee, certificate, document or instrument executed and/or delivered in connection with any of the foregoing, whether or not specifically mentioned herein or therein.
“New Security Documents” means the security agreements, pledge agreements, collateral assignments, mortgages, control agreements and related agreements, creating, evidencing or perfecting the security interests in and liens on the collateral securing the obligations under the New Money Notes Documents.
“No Recourse Party” has the meaning given to such term in Section 14.14 hereof.

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“Non-Defaulting Commitment Party” has the meaning given to such term in Section 2.4(a) hereof.
“Opening Liquidity” means, as of the Effective Date, the unrestricted borrowing availability of A.M. Castle and its direct and indirect subsidiaries, without giving effect to any availability blocks that are not applicable following the Effective Date, and unrestricted cash or equivalents after giving effect to the payment of all cash transaction and financing fees associated with the Restructuring, including any required reimbursement by A.M. Castle of the fees and expenses of professionals and advisors of the Consenting Creditors.
“Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by any state or federal court or any other Governmental Unit, whether preliminary, interlocutory or final.
“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the A.M. Castle Parties, consistent with past practices of the A.M. Castle Parties.
“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of formation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement).
“Outside Date” means August 31, 2017.
“Party(ies)” has the meaning given to such term in the preamble hereof.
“Permitted Encumbrances” means Encumbrances for taxes, assessments, and other governmental levies, fees or charges that (A) are not due and payable or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto.
“Permitted Liens” means “Permitted Liens” as defined in the Indenture, dated as of February 8, 2016, as amended to date, for A.M. Castle’s 12.75% Senior Secured Notes due 2018.
“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a Governmental Unit.
“Petition Date” means the date the Chapter 11 Cases are commenced.
“Plan” has the meaning given to such term in the recitals hereof.
“Proceeding” has the meaning given to such term in Section 4.4 hereof.
“Purchase Price” has the meaning given to such term in Section 2.1 hereof.

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“Purchased Notes” has the meaning given to such term in Section 2.4(e) hereof.
“Put Option Payment” has the meaning given to such term in Section 3.1(a) hereof.
“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any of the A.M. Castle Parties, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.
“Related Fund” means, with respect to any Commitment Party, any fund, account or investment vehicle that is controlled or managed by (a) such Commitment Party or (b) the same investment manager, advisor or subadvisor as such Commitment Party.
“Requisite Commitment Parties” means, as of any date of determination, Non-Defaulting Commitment Parties as of such date whose aggregate Adjusted Commitment Percentages constitute more than 50% of the aggregate Adjusted Commitment Percentages of all Non-Defaulting Commitment Parties as of such date.
“Restructuring” has the meaning given to such term in the recitals hereof.
“Restructuring Support Agreement” has the meaning given to such term in the recitals hereof.
“RSA Motion” means the motion to assume the Restructuring Support Agreement pursuant to the RSA Order.
“RSA Order” means an Order of the Bankruptcy Court that is not stayed under Bankruptcy Rule 6004(h) and otherwise authorizes the Debtors to assume the Restructuring Support Agreement, including all exhibits and other attachments hereto, pursuant to section 365 of the Bankruptcy Code.
“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated pursuant thereto.
“SGF” means SGF, Inc.
“Solicitation” has the meaning given to such term in the Restructuring Support Agreement.
“Taxes” means all taxes, assessments, duties, levies or other mandatory governmental charges paid to a Governmental Unit, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other mandatory governmental charges of any kind whatsoever paid to a Governmental Unit (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments,

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additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group.
“Term Sheet” has the meaning given to such term in the recitals hereof.
“Transaction Expenses” has the meaning given to such term in Section 3.2 hereof.
Section 1.2    Construction. In this Agreement, unless the context otherwise requires:
(a)    references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;
(b)    references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (pdf), facsimile transmission or comparable means of communication;
(c)    words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;
(d)    the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;
(e)    the term “this Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;
(f)    “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;
(g)    references to “day” or “days” are to calendar days;
(h)    references to “the date hereof” means the date of this Agreement;
(i)    unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder in effect from time to time; and
(j)    references to “dollars” or “$” refer to currency of the United States of America, unless otherwise expressly provided.

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ARTICLE II

COMMITMENTS
Section 2.1    New Money Notes Commitments. On the terms, subject to the conditions and limitations, and in reliance on the representations and warranties set forth in this Agreement and the Plan, each Commitment Party hereby agrees, severally and not jointly, to purchase, and A.M. Castle hereby agrees to issue and sell to such Commitment Party and shall sell to such Commitment Party, on (and subject to the occurrence of) the Closing Date, New Money Notes in an aggregate principal amount equal to such Commitment Party’s Commitment Amount at a purchase price of $800.00 in cash for each $1,000.00 of principal amount of New Money Notes (the “Purchase Price”). The Commitments of the Commitment Parties are several, not joint, obligations of the Commitment Parties, such that no Commitment Party shall be liable or otherwise responsible for the Commitments of any other Commitment Party.
Section 2.2    Opening Liquidity Amount. At least five Business Days prior to the Deposit Deadline, A.M. Castle shall deliver to the Commitment Parties a certificate of the chief financial officer of A.M. Castle setting forth the Opening Liquidity. A.M. Castle agrees that the Opening Liquidity shall be determined with the consent of the Required Consenting Creditors as set forth in the Restructuring Support Agreement.
Section 2.3    Escrow Account Funding. On the date agreed by the A.M. Castle Parties and the Requisite Commitment Parties (the “Deposit Deadline”) pursuant to an escrow agreement in form and substance reasonably satisfactory to the Requisite Commitment Parties and the A.M. Castle Parties (the “Escrow Agreement”), each Commitment Party shall, severally and not jointly, deposit into the escrow account designated in the Escrow Agreement (the “Escrow Account”), by wire transfer of immediately available funds, an amount equal to the aggregate Purchase Price for such Commitment Party’s New Money Notes in full and final satisfaction of such Commitment Party’s Commitment; provided, that in no event shall the Deposit Deadline be more than five Business Days prior to the Effective Date. Notwithstanding anything to the contrary in this Agreement, the purchase of the New Money Notes by the Commitment Parties and the issuance and sale thereof by A.M. Castle is expressly conditioned upon the occurrence of the Closing Date.
Section 2.4    Commitment Party Default.
(a)    In the event that a Commitment Party defaults (a “Funding Default”) on its obligation to deposit its aggregate Purchase Price for such Commitment Party’s New Money Notes in the Escrow Account by the Deposit Deadline pursuant to Section 2.3 hereof (each such Commitment Party, a “Defaulting Commitment Party”), then each Commitment Party that is not a Defaulting Commitment Party (each, a “Non-Defaulting Commitment Party”) shall have the right (the “Default Purchase Right”), but not the obligation, to elect to commit to purchase from the A.M. Castle Parties, at the aggregate Purchase Price therefor, up to such Non-Defaulting Commitment Party’s Adjusted Commitment Percentage of all New Money Notes required to be purchased by the Defaulting Commitment Party pursuant to Section 2.1 but with respect to which such Defaulting Commitment Party did not make the required deposit in accordance with Section

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2.3. Within one Business Day after a Funding Default, the A.M. Castle Parties shall send a written notice to each Non-Defaulting Commitment Party specifying (x) the aggregate principal amount of New Money Notes subject to such Funding Default (collectively, the “Default Notes”) and (y) the maximum principal amount of Default Notes such Non-Defaulting Commitment Party may elect to commit to purchase (determined in accordance with the first sentence of this Section 2.4(a)).
(b)    Each Non-Defaulting Commitment Party will have three Business Days after receipt of such notice to elect to exercise its Default Purchase Right by notifying the A.M. Castle Parties in writing of its election and specifying the maximum principal amount of Default Notes that it is committing to purchase (up to the maximum principal amount of Default Notes such Non-Defaulting Commitment Party is permitted to commit to purchase pursuant to the first sentence of Section 2.4(a)).
(c)    If any Non-Defaulting Commitment Party elects to commit to purchase less than the maximum principal amount of Default Notes such Non-Defaulting Commitment Party is permitted to commit to purchase pursuant to the first sentence of Section 2.4(a) or if any Non-Defaulting Commitment Party does not elect to commit to purchase any Default Notes within the three-Business Day period referred to in the immediately preceding sentence, then the principal amount of Default Notes that such Non-Defaulting Commitment Party does not commit to purchase shall be allocated among all of the Non-Defaulting Commitment Parties who (in addition to exercising in full their respective Default Purchase Rights) elect to commit to purchase such principal amount of Default Notes on a pro rata basis based on the respective Adjusted Commitment Percentages of such Non-Defaulting Commitment Parties (such allocation and commitment to purchase to be made by utilizing the same procedures set forth in the two immediately preceding sentences).
(d)    If Non-Defaulting Commitment Parties elect to commit to purchase all (but not less than all) Default Notes in accordance with Section 2.4(a), each Non-Defaulting Commitment Party that has elected to commit to purchase Default Notes hereby agrees, severally and not jointly, to deposit into the Escrow Account pursuant to the Escrow Agreement, by wire transfer of immediately available funds, an amount equal to the aggregate Purchase Price for such Default Notes no later than one Business Day after the day that the A.M. Castle Parties have notified the Non-Defaulting Commitment Parties that Non-Defaulting Commitment Parties have elected to purchase all (but not less than all) Default Notes.
(e)    If Non-Defaulting Commitment Parties do not elect to commit to purchase all Default Notes in accordance with Section 2.4 or if any Non-Defaulting Commitment Party fails to deposit the aggregate Purchase Price for any Default Notes it has elected to purchase within the time set forth in Section 2.4(d) above, then (i) no Non-Defaulting Commitment Party shall be required to deposit in the Escrow Account any portion of the Purchase Price for the Default Notes which such Non-Defaulting Commitment Party may have elected to commit to purchase pursuant to Section 2.4, except as may otherwise be agreed to in writing by the Requisite Commitment Parties and the A.M. Castle Parties, and (ii) the A.M. Castle Parties shall be permitted to terminate this Agreement in accordance with Section 9.2(b) hereof. The Default Notes with respect to which each Commitment Party is required to deposit funds into the Escrow Account

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pursuant to Section 2.4, if any, together with any New Money Notes required to be purchased by such Commitment Party in accordance with Section 2.1, shall be referred to as such Commitment Party’s “Purchased Notes”.
Section 2.5    Closing.
(a)    Unless otherwise mutually agreed in writing by the A.M. Castle Parties and the Requisite Commitment Parties, the closing (the “Closing”) of the purchase and sale of New Money Notes and, if applicable, Default Notes hereunder will occur at 10:00 a.m., New York City time, on the date on which all of the conditions to closing contained in Article VIII hereof have been satisfied or otherwise waived in accordance with the terms of this Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time) (the “Closing Date”). At the Closing, (i) the A.M. Castle Parties and the Requisite Commitment Parties shall execute and deliver to the Escrow Agent a joint written instruction directing the Escrow Agent to distribute the funds held in the Escrow Account to the A.M. Castle Parties in accordance with the terms of the Escrow Agreement by wire transfer of immediately available funds to an account designated by the A.M. Castle Parties pursuant to wire instructions previously provided by the A.M. Castle Parties to the Escrow Agent prior to the anticipated Closing Date, and (ii) the A.M. Castle Parties shall deliver to each Commitment Party (A) the Purchased Notes to be issued to such Commitment Party by the A.M. Castle Parties pursuant to this Agreement, duly authenticated by the indenture trustee under the New Money Notes Indenture, and (B) such certificates, counterparts to agreements, documents or instruments required to be delivered by A.M. Castle to such Commitment Party pursuant to Section 8.1 hereof. The agreements, instruments, certificates and other documents to be delivered on the Closing Date by or on behalf of the A.M. Castle Parties will be delivered to the Commitment Parties at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019, Attention: Lawrence W. Wee and Jacob A. Adlerstein or, in the case of SGF, to the offices of Goodwin Procter LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018, Attention: Michael H. Goldstein.
(b)    Anything in this Agreement to the contrary notwithstanding (but without limiting the provisions of Section 14.1 hereof), any Commitment Party, in its sole discretion, may designate that some or all of the Purchased Notes be issued in the name of, and delivered to, one or more of its Affiliates or Related Funds that (in any such case) is an Accredited Investor.
ARTICLE III

PUT OPTION PAYMENT AND TRANSACTION EXPENSES
Section 3.1    Put Option Payment.
(a)    The A.M. Castle Parties and the Commitment Parties hereby acknowledge that, in consideration for the Commitment Parties’ agreements herein and the A.M. Castle Parties’ right pursuant to the Commitments of the Commitment Parties to put the New Money Notes to the Commitment Parties, the A.M. Castle Parties shall pay or cause to be paid a nonrefundable aggregate fee in cash in an amount equal to $2.0 million to the Commitment Parties

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or their designees on a pro rata basis based upon their respective Commitment Percentages at the time such payment is made (the “Put Option Payment”); provided, however, no Defaulting Commitment Party shall be entitled to receive any Put Option Payment and any Non-Defaulting Commitment Party that purchases Default Notes shall be entitled to receive an additional Put Option Payment in an aggregate amount equal to the product of (a) the amount of the Put Option Payment that would have been issued to the applicable Defaulting Commitment Party if such Defaulting Commitment Party had not committed a Funding Default and (b) a fraction, the numerator of which is the aggregate principal amount of Default Notes which such Non-Defaulting Commitment Party purchases and the denominator of which is the aggregate principal amount of Default Notes of such Defaulting Commitment Party.
(b)    The Put Option Payment (including any portion thereof attributable to a Non-Defaulting Commitment Party’s purchase of Default Notes) shall be fully earned, nonrefundable and non-avoidable, upon execution of this Agreement by each of the Parties, and shall be due and payable in cash by A.M. Castle, free and clear of any withholding or deduction for any applicable Taxes, upon the execution of this Agreement; provided, however, that if the Restructuring is consummated through the Chapter 11 Cases, the Put Option Payment shall be payable in cash by A.M. Castle, free and clear of any withholding or deduction for any applicable Taxes, upon the earlier of (i) the Effective Date and (ii) termination of this Agreement in accordance with Article IX, except for any termination of this Agreement in accordance with Section 9.2(b) or Section 9.2(c). The A.M. Castle Parties hereby further acknowledge and agree: (w) that the Put Option Payment shall not be refundable under any circumstance or creditable against any other amount paid or to be paid in connection with this Agreement, the Restructuring Support Agreement or the Plan or otherwise; (x) that the Put Option Payment shall be issued without setoff or recoupment and shall not be subject to defense or offset on account of any claim, defense or counterclaim; and (y) to treat the Put Option Payment for U.S. federal income tax purposes (i) if paid on the Effective Date, as additional original issue discount with respect to the New Money Notes and (ii) if paid at any other time, as a premium for an option to put the New Money Notes to the Commitment Parties, in each case, unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the Code.
(c)    The provisions for the payment of the Put Option Payment and Transaction Expenses, and the indemnification provided herein, are an integral part of the transactions contemplated by this Agreement and without these provisions the Commitment Parties would not have entered into this Agreement, and the Put Option Payment and Transaction Expenses shall constitute allowed administrative expenses of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code.
Section 3.2    Transaction Expenses. Whether or not any of the Contemplated Transactions are consummated, the A.M. Castle Parties agree to pay all reasonable and documented fees and out-of-pocket expenses of the Commitment Parties represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP, Goodwin Procter LLP, and the Consenting Creditors’ Professionals (subject to the Consenting Creditors’ Professionals providing invoices (without limiting the right of such professionals to redact privileged, confidential or sensitive information) to the A.M. Castle Parties, and subject to the terms of the engagement letter between the A.M. Castle Parties and the

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applicable Consenting Creditors’ Professional) (i) incurred in connection with this Agreement or the Restructuring through and including the earlier to occur of (A) the Effective Date and (B) termination of this Agreement in accordance with Article IX, or (ii) incurred in connection with the enforcement of any rights of any Commitment Party under this Agreement and any document or instrument entered into in connection with this Agreement or the Restructuring (such fees and expenses, collectively, the “Transaction Expenses”). The Transaction Expenses shall be paid by the A.M. Castle Parties by wire transfer of immediately available funds within three Business Days after receipt of an invoice therefor or as otherwise ordered by the Bankruptcy Court; provided, that the final payment thereof shall be made contemporaneously with the Closing or the termination of this Agreement pursuant to Article IX; provided, further, that payment of the Transaction Expenses shall not be subject to compliance with local guidelines issued by the Bankruptcy Court with respect to payment of professional fees, and no recipient of any payment hereunder shall be required to file with respect thereto any interim or final fee application with the Bankruptcy Court, unless otherwise ordered by the Bankruptcy Court; provided, further that in no event shall the Transaction Expenses paid to Goodwin Procter LLP, together with any fees and expenses paid to Goodwin Procter LLP pursuant to the Restructuring Support Agreement, exceed $125,000. The obligations set forth in this Section 3.2 are in addition to, and do not limit, the obligations under Section 3.1 and Article X hereof.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE A.M. CASTLE PARTIES
Each A.M. Castle Party hereby, jointly and severally, represents and warrants to the Commitment Parties as set forth in this Article IV. Except for representations and warranties that are expressly limited as to a particular date, each representation and warranty is made as of the Closing Date:
Section 4.1    Organization of the A.M. Castle Parties. Each A.M. Castle Party is a corporation or limited liability company (as the case may be) duly organized or formed (as applicable), validly existing and in good standing under the Laws of its state of organization or formation (as applicable), and has full corporate or limited liability company (as applicable) power and authority to conduct its business as it is now conducted. Each A.M. Castle Party is duly qualified or registered to do business as a foreign corporation or limited liability company (as the case may be) and is in good standing under the Laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification or registration, except where the failure to be so qualified or registered would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 4.2    Organization and Capitalization of the A.M. Castle Parties.
(a)    Schedule 4.2(a) hereto sets forth the name and jurisdiction of incorporation or organization (as applicable) of each A.M. Castle Party. Except for A.M. Castle, which is publicly traded, and except as set forth on Schedule 4.2(a) hereto, an A.M. Castle Party beneficially owns all of the outstanding shares of capital stock or other equity interests (or any

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securities convertible into, or exercisable or exchangeable for, any such capital stock or other equity interests) of each A.M. Castle Party.
(b)    All of the outstanding shares of capital stock or other equity interests (or any securities convertible into, or exercisable or exchangeable for, any such capital stock or other equity interests) of each A.M. Castle Party have been duly authorized and validly issued and are fully paid and nonassessable, and except for A.M. Castle, which is publicly traded, and except as set forth on Schedule 4.2(b) hereto, an A.M. Castle Party has good and marketable title to such shares of capital stock or other equity interests (or securities convertible into, or exercisable or exchangeable for, any such capital stock or other equity interests), free and clear of all Encumbrances except for Permitted Liens.
Section 4.3    Authority; No Conflict.
(a)    Each A.M. Castle Party (i) has the requisite corporate or limited liability company (as applicable) power and authority (A) to enter into, execute and deliver this Agreement and the other Definitive Documents to which it is (or will be) a party, and (B) to perform and consummate the Contemplated Transactions, and (ii) has taken all necessary corporate or limited liability company (as applicable) action required for (x) the due authorization, execution and delivery of this Agreement and the other Definitive Documents to which it is (or will be) a party, and (y) the performance and consummation of the Contemplated Transactions. This Agreement has been (or, in the case of each Definitive Document to be entered into by an A.M. Castle Party at or prior to the Closing Date, will be) duly executed and delivered by each A.M. Castle Party hereto or thereto. This Agreement constitutes the legal, valid and binding obligation of the A.M. Castle Parties, enforceable against the A.M. Castle Parties in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity (collectively, the “Enforceability Exceptions”) and subject to the further exception that any indemnification in this Agreement for violations of securities laws may be unenforceable. When the Definitive Documents have been executed and delivered as contemplated by this Agreement and the Restructuring Support Agreement, the Definitive Documents will constitute the legal, valid and binding obligation of the A.M. Castle Parties, enforceable against the A.M. Castle Parties in accordance with its terms, subject to the Enforceability Exceptions.
(b)    Neither the execution and delivery by any A.M. Castle Party of this Agreement or any of the other Definitive Documents, nor the performance or consummation by any A.M. Castle Party of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time or both):
(i)    contravene, conflict with or result in a violation or breach of any provision of the Organizational Documents of any A.M. Castle Party;
(ii)    assuming the accuracy of the Commitment Parties’ representations set forth in Article V hereof, contravene, conflict with or result in a violation of any

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Law or Order to which any A.M. Castle Party, or any of the properties, assets, rights or interests owned or used by any A.M. Castle Party, are bound or may be subject;
(iii)    contravene, conflict with or result in a violation or breach of any provision of, or give rise to any right of termination, acceleration or cancellation under, any Contract to which any A.M. Castle Party is a party or which the properties, assets, rights or interests of any A.M. Castle Party are bound or may be subject; or
(iv)    result in the imposition or creation of any Encumbrance upon or with respect to any of the assets, properties, rights or interests owned or used by any A.M. Castle Party that will not be released and discharged pursuant to the Contemplated Transactions.
(c)    Subject to the Approvals, no A.M. Castle Party will be required to give any notice to, make any filing with or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or any other Definitive Document, or the performance or consummation of any of the Contemplated Transactions, except for any Company Filings to disclose the Contemplated Transactions.
Section 4.4    Proceedings. Except as set forth in the Company Filings or on Schedule 4.4 hereto, there are no legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, notices of noncompliance or violations, or proceedings (“Proceedings”) pending or, to the knowledge of any A.M. Castle Party, threatened, in each case to which any A.M. Castle Party is a party or to which any properties, assets, rights or interests of any A.M. Castle Party are bound or subject, except for Proceedings that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 4.5    Brokers or Finders. No A.M. Castle Party has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement, any of the other Definitive Documents, or any of the Contemplated Transactions, except for (i) a transaction fee payable to Imperial Capital, LLC and (i) a transaction fee payable to Ducera Partners LLC.
Section 4.6    Exemption from Registration. Assuming the accuracy of the Commitment Parties’ representations set forth in Article V hereof, the offer and sale of the Purchased Notes will be exempt from the registration requirements of Section 5 of the Securities Act, pursuant to Rule 506(d) of Regulation D under the Securities Act. The offer and sale of the Purchased Notes will not require any registration or qualification under any state securities (or “Blue Sky”) laws.
Section 4.7    Issuance. The Purchased Notes issued and delivered to the Commitment Parties pursuant to this Agreement will be free and clear of all taxes, Encumbrances (other than transfer restrictions imposed under applicable securities Laws), pre-emptive rights, rights of first refusal, subscription and similar rights, except for any such provisions explicitly included in the Definitive Documents.

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Section 4.8    No Violation or Default. No A.M. Castle Party is in violation of its Organizational Documents. Except as set forth in the Company Filings or on Schedule 4.8 hereto, no A.M. Castle Party is (a) in default and no event has occurred that, with notice or lapse of time or both, would constitute a default by any A.M. Castle Party, under any Material Contract to which any A.M. Castle Party is a party or by which any A.M. Castle Party or any of the properties, assets, rights or interests of any A.M. Castle Party is bound or subject; or (b) in violation of any Law or Order.
Section 4.9    Intellectual Property.
(a)    Each A.M. Castle Party owns or possesses, free and clear of all Encumbrances except for Permitted Liens, adequate rights to use (i) all patents, patent applications, inventions and discoveries (whether patentable or not), (ii) trademarks, service marks, trademark and service mark registrations, trade names, trade dress, and the goodwill arising therefrom, (iii) all internet domain names, copyrights, published and unpublished works of authorship (including software), and all registrations, recordations and applications of the foregoing, (iv) know-how (including trade secrets and other proprietary or confidential information, systems or procedures) and (v) all other intellectual property rights, including licenses related to any of the foregoing (“IP Rights”) owned, or purported to be owned, by or used in the conduct of its businesses or operations (such rights for all A.M. Castle Parties, collectively, the “Company IP Rights”). The conduct of the businesses and operations of each A.M. Castle Party does not and will not infringe or misappropriate any IP Rights of any third party. There are no claims of infringement or misappropriation of any IP Rights of others pending or threatened. None of the Company IP Rights have been adjudged invalid or unenforceable. Each A.M. Castle Party has maintained all registered patents, trademarks and copyrights in full force and effect and used commercially reasonable efforts to protect all trade secrets. No third party has infringed or misappropriated any Company IP Rights.
(b)    Each A.M. Castle Party owns or possesses adequate rights to use all computer systems (including hardware, computer programs, including any and all software implementations of algorithms and database rights, firmware and related equipment), communications systems, and networking systems, (the “IT Systems”) used by or necessary to such A.M. Castle Party in connection with the operation of its businesses and operations (such rights for all A.M. Castle Parties, collectively, the “Company IT Systems”). The Company IT Systems are adequate in all material respects for their intended use in the operation of the A.M. Castle Parties’ businesses and operations, taken as a whole, as such businesses and operations are currently conducted.
(c)    Each A.M. Castle Party has complied at all times in all material respects with applicable Laws regarding the collection, retention, use and protection of personal information. No Person (including any Governmental Unit) has made any claim or commenced any action relating to the A.M. Castle Parties’ business privacy or data security practices, including with respect to the access, disclosure or use of personal information maintained by or on behalf of any of such business or threatened any such claim or action or conducted any investigation or inquiry thereof.

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Section 4.10    Licenses and Permits. Each A.M. Castle Party possesses or has obtained all Governmental Authorizations from, has made all declarations and filings with, and has given all notices to, the appropriate Governmental Units that are necessary or required for the ownership or lease of its properties, assets, rights or interests, or the conduct or operation of its businesses or operations, except where the failure to possess, obtain, make or give any of the foregoing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No A.M. Castle Party has received notice of any revocation, suspension or modification of any such Governmental Authorization, or has any reason to believe that any such Governmental Authorization will be revoked or suspended, or will not be renewed in the ordinary course, or that any such renewal will be materially impeded, delayed, hindered, conditioned or burdensome to obtain, except to the extent that any of the foregoing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 4.11    Compliance With Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect to the A.M. Castle Parties:
(a)    The A.M. Castle Parties are and have been in compliance with all applicable Laws relating to pollution, the protection of the environment, natural resources (including wetlands, wildlife, aquatic and terrestrial species and vegetation) or of human health and safety as it relates to Materials of Environmental Concern, or to the management, use, transportation, treatment, storage, disposal or arrangement for disposal of Materials of Environmental Concern (collectively, “Environmental Laws”).
(b)    The A.M. Castle Parties (i) have received and are and have been in compliance with all permits, licenses, and other authorizations required of them under applicable Environmental Laws to conduct their respective businesses, (ii) are not subject to any action to revoke, terminate, cancel, limit, amend or appeal any such permits, licenses, exemptions or approvals, and (iii) have paid all fees, assessments or expenses due under any such permits, licenses, exemptions or approvals.
(c)    Except with respect to matters that have been fully and finally settled or resolved, (i) there are no Proceedings or Orders under any Environmental Laws pending or, to the knowledge of any A.M. Castle Party, threatened in writing against the A.M. Castle Parties, and (ii) none of the A.M. Castle Parties have received written notice of any actual or potential liability of any of the A.M. Castle Parties for the investigation, remediation or monitoring of any Materials of Environmental Concern at any location, or for any violation of Environmental Laws.
(d)    None of the A.M. Castle Parties has entered into any consent decree, settlement or other agreement with any Governmental Unit, and none of the A.M. Castle Parties is subject to any Order, in either case relating to any Environmental Laws or to Materials of Environmental Concern.
(e)    None of the A.M. Castle Parties has received written notice of any release, disposal or arrangement for disposal of any Materials of Environmental Concern by the

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A.M. Castle Parties or at any real property currently or formerly owned, leased or operated by any of the A.M. Castle Parties.
(f)    None of the A.M. Castle Parties has assumed or retained by Contract or, to the knowledge of the A.M. Castle Parties, by operation of Law, any liabilities of any other Person under Environmental Laws or concerning any Materials of Environmental Concern.
(g)    None of the transactions contemplated under this Agreement will give rise to any obligations to obtain the consent of or provide notice to any Governmental Unit under any Environmental Laws.
Section 4.12    Compliance With ERISA. Each employee benefit, compensation and incentive plan, arrangement and agreement (including, but not limited to, each employee benefit plan within the meaning of Section 3(3) of ERISA maintained by any of the A.M. Castle Parties or their ERISA Affiliates) (all such plans, arrangements and agreements the “Benefit Plans”) has, in all material respects, been established and maintained in compliance with its terms and the requirements of any applicable Laws, including, but not limited to, ERISA and the Code, except where the failure to comply with such applicable Laws would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 4.12 hereto, none of the Benefit Plans are, and neither any A.M. Castle Party nor any of its respective ERISA Affiliates maintains, contributes to, or has an obligation to contribute to, or in the past six years has maintained, contributed to, or had an obligation to contribute to, or has any liability with respect to, (i) a single-employer plan subject to Title IV of ERISA or Section 412 of the Code or (ii) a multiemployer plan (within the meaning of Section 4001(3) of ERISA). None of the A.M. Castle Parties or any of their ERISA Affiliates has incurred or reasonably expects to incur any liability (which liability has not been satisfied in full) under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Section 412, 4971, 4975 or 4980B of the Code or Section 4062(e) of ERISA. Each Benefit Plan intended to be “qualified” within the meaning of Section 401 of the Code is so qualified and each trust maintained thereunder is exempt from taxation under Section 501(a) of the Code and, nothing has occurred, whether by action or failure to act, and to the knowledge of the A.M. Castle Parties, no circumstances exist that would reasonably be expected to cause the loss of such qualification.
Section 4.13    Absence of Certain Changes or Events. Since December 31, 2016, and excluding any transactions effected in connection with and that are specifically contemplated by the Restructuring Support Agreement, (x) each A.M. Castle Party has conducted its businesses only in the Ordinary Course of Business, (y) there has been no Material Adverse Effect, and (z) except as set forth on Schedule 4.13 hereto, no A.M. Castle Party has:
(a)    discharged or satisfied any material Encumbrance, or discharged or satisfied any material obligation, other than current liabilities in the Ordinary Course of Business;
(b)    other than in the Ordinary Course of Business, (i) disposed any material properties or assets (real or personal, tangible or intangible), or (ii) made any material acquisition of the assets of any other Person (or series of related acquisitions);

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(c)    (i) mortgaged, pledged or otherwise encumbered or subjected to any Encumbrance any material properties or assets (real or personal, tangible or intangible), or (ii) made any material capital investment in, or any material loan to, any other Person (or series of related material capital investments or loans);
(d)    made any material change in the accounting methods (including assumptions underlying estimates of reserves for inventory and accounts receivable and accruals for liabilities), other than as required by GAAP;
(e)    incurred any damage, destruction, loss or casualty, in each case to the extent all or any portion thereof is not covered by insurance, to material properties or assets;
(f)    other than in the Ordinary Course of Business or as required by Law, (i) adopted, entered into or amended, terminated or cancelled any Benefit Plan; (ii) increased, or agreed to any increase in, the compensation payable or to become payable to, or increased the contractual term of employment of, any officer, director, manager or employee other than as set forth in the Restructuring Support Agreement; or (iii) entered into, terminated or cancelled any collective bargaining agreement, works council or similar agreement with any labor organization;
(g)    incurred, assumed or guaranteed any liabilities or obligations in respect of indebtedness for borrowed money (including any Contract pursuant to which any A.M. Castle Party has issued any note, bond, indenture, debenture, letter of credit, swap or similar instrument), letters of credit, the deferred purchase price of property, conditional sale arrangements, obligations under leases which must be (in accordance with GAAP) recorded as capital leases, or interest rate or currency or commodity hedging activities;
(h)    made any capital expenditures or commitments therefor in excess of $2,300,000;
(i)    made or changed any material election, changed any annual accounting period, adopted or changed any method of accounting, filed any amended tax return, entered into any closing agreement, settled any material claim or assessment, surrendered any right to claim a material refund, consented to any extension or waiver of the limitations period applicable to any material claim or assessment (other than pursuant to extensions of time to file tax returns obtained in the Ordinary Course of Business), in each case, with respect to taxes;
(j)    waived or cancelled any debt, claim or right outside of the Ordinary Course of Business;
(k)    canceled or terminated other than in the Ordinary Course of Business any material insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage; or
(l)    agreed or committed to take any of the actions described in the foregoing clauses (a) through (k).

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Section 4.14    Material Contracts. Each Material Contract is in full force and effect and is valid, binding and enforceable against each A.M. Castle Party and each other party thereto, in accordance with its terms subject to the Enforceability Exceptions, and no written notice to terminate, in whole or part, any such contract has been delivered by or to any A.M. Castle Party. Neither any A.M. Castle Party nor any other party to such Material Contracts is in breach of or default under any obligation thereunder or has given notice of default to any other party thereunder, except for breaches and defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 4.15    Tax Matters.
(a)    Except as set forth on Schedule 4.15 hereto, (i)(A) all income and other material tax returns required to be filed by or on behalf of each A.M. Castle Party, or any Affiliated Group of which any A.M. Castle Party is or was a member, have been properly prepared and timely filed with the appropriate taxing authorities in all jurisdictions in which such tax returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and (B) all material amounts of Taxes payable by or on behalf of any A.M. Castle Party either directly, as part of the consolidated tax return of another taxpayer, or otherwise, have been fully and timely paid; and (ii) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of a material amount of taxes (including any applicable statute of limitations) has been executed or filed with the IRS or any other Governmental Unit by or on behalf of any A.M. Castle Party and no power of attorney in respect of any tax matter is currently in force.
(b)    Except as set forth on Schedule 4.15 hereto, each A.M. Castle Party has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages, and other compensation and has paid over to the appropriate taxing authorities or other applicable Governmental Units all amounts required to be so withheld and paid over for all periods under all applicable Laws.
(c)    Except as set forth on Schedule 4.15 hereto, (i) All material deficiencies asserted or assessments made as a result of any examinations by the IRS or any other Governmental Unit of the tax returns of or covering or including any A.M. Castle Party have been fully paid (or if not paid, an adequate reserve has been established on the most recent balance sheet of the A.M. Castle Party), and there are no other material audits or investigations by any taxing authority or any other Governmental Unit in progress, nor has any A.M. Castle Party received written notice from any taxing authority or other applicable Governmental Unit that it intends to conduct such an audit or investigation; (ii) no issue has been raised in writing by a federal, state, local, or foreign taxing authority or other applicable Governmental Unit in any current or prior examination (with respect to the tax period, beginning on or after January 1, 2013) that, by application of the same or similar principles, could reasonably be expected to result in a proposed material deficiency for any subsequent taxable period; and (iii) there are no Encumbrances for Taxes with respect to any A.M. Castle Party, or with respect to the assets or business of any A.M. Castle Party,

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nor is there any such Encumbrance that is pending or threatened in writing, other than Permitted Encumbrances.
Section 4.16    Labor.
(a)    Except as disclosed in the Company Filings, (i) as of the date hereof there are no collective bargaining agreements, labor agreements, work rules or practices, or any other labor-related agreements or arrangements to which any A.M. Castle Party is a party or otherwise subject with respect to any employee, (ii) as of the date hereof there is no representation petition seeking a representation proceeding pending or threatened to be filed with the National Labor Relations Board or any other labor relations tribunal or authority and (iii) no strikes or other labor disputes with the employees of any A.M. Castle Party exists or is imminent.
(b)    Except as disclosed in the Company Filings, each A.M. Castle Party is in compliance with all applicable Laws or Orders respecting labor, employment and employment practices, including, without limitation, labor relations, terms and conditions of employment, equal employment opportunity, discrimination, harassment, family and medical leave and other leaves of absence, disability benefits, affirmative action, employee privacy and data protection, health and safety, wage and hours, worker classification as employees or independent contractors, child labor, immigration, recordkeeping, tax withholding, unemployment insurance, workers’ compensation, plant closures and layoffs, except where the failure to comply with such applicable Laws or Orders would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as disclosed in the Company Filings, there is no Proceeding or audit pending or threatened against any A.M. Castle Party that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c)    Except as disclosed in the Company Filings, no employee is in any material respect in violation of any term of any employment contract, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation to any A.M. Castle Party or to a former employer of any such employee relating to the right of any such employee to be employed by any A.M. Castle Party or to the knowledge or use of any Company IP Rights or Company IT Systems, except in each case as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)    Except as disclosed in the Company Filings or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all payments due from any of the A.M. Castle Parties or for which any claim may be made against any of the A.M. Castle Parties on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of any of the A.M. Castle Parties to the extent required by GAAP.
Section 4.17    Related Party Transactions. Except as disclosed in the Company Filings, as of the date hereof no A.M. Castle Party is a party to any related person transaction that would be required to be disclosed under Item 404 of Regulation S-K under the Exchange Act.

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Section 4.18    Insurance. All Insurance Policies are in full force and effect, and, except to the extent any such Insurance Policy has been replaced after the Closing Date with comparable substitute insurance coverage, will remain in full force and effect immediately following the Closing Date. All premiums payable under the Insurance Policies have been paid to the extent such premiums are due and payable, each A.M. Castle Party has otherwise complied with the terms and conditions of, and its obligations under, all of the Insurance Policies in all material respects, and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under any of the Insurance Policies. As of the Closing Date there is no threatened termination of, premium increase with respect to, or material alteration of coverage under, any of the Insurance Policies. Except as disclosed in the Company Filings, during the three year period prior to the Closing Date, no claims have been denied under the Insurance Policies and no A.M. Castle Party has (A) had a claim rejected or a payment denied by any insurance provider, (B) had a claim in which there is an outstanding reservation of rights or (C) had the policy limit under any Insurance Policy exhausted or materially reduced.
Section 4.19    Arm’s Length. The A.M. Castle Parties acknowledge and agree that the Commitment Parties are acting solely in the capacity of arm’s length contractual counterparties to the A.M. Castle Parties with respect to the Contemplated Transactions, and not as financial advisors or fiduciaries to, or agents of, any A.M. Castle Party or any other Person. Additionally, the Commitment Parties are not advising any A.M. Castle Party or any other Person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The A.M. Castle Parties shall consult with their own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the Contemplated Transactions, and the Commitment Parties shall have no responsibility or liability to any A.M. Castle Party with respect thereto. Any review by the Commitment Parties of the A.M. Castle Parties, the Contemplated Transactions or other matters relating to the Contemplated Transactions will be performed solely for the benefit of the Commitment Parties and shall not be on behalf of any A.M. Castle Party.
Section 4.20    No Material Misstatement Exists. The Company Filings, when read or considered together, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
Section 4.21    Financial Statements. The consolidated financial statements of the Company contained in the Company Filings (collectively, the “Financial Statements”), comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and present fairly in all material respects the financial position, results of operations and cash flows of the Company and its consolidated subsidiaries, taken as a whole, as of the dates indicated and for the periods specified therein. The Financial Statements, including the related schedules and notes thereto, have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods and at the dates covered thereby (except, in the case of unaudited interim financial statements, as permitted by Form 10-Q under the Exchange Act).

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Section 4.22	Authorized and Issued Equity Interests.
The debt and equity capitalization of A.M. Castle as of March 31, 2017 is set forth on Schedule 4.22 to this Agreement. Except as set forth in the Company Filings or on Schedule 4.22 hereto, in this Agreement and the Restructuring Support Agreement and any issuances or distributions pursuant to the Plan, as of the Closing Date, none of the A.M. Castle Parties will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (including any preemptive right) that (i) obligates any of the A.M. Castle Parties to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any units or shares of capital stock of, or other equity or voting interests in, any of the A.M. Castle Parties or any security convertible or exercisable for or exchangeable into any units or shares of capital stock of, or other equity or voting interests in, any of the A.M. Castle Parties, (ii) obligates any of the A.M. Castle Parties to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, (iii) restricts the transfer of any units or shares of capital stock of, or other equity interests in, any of the A.M. Castle Parties or (iv) relates to the voting of any units or other equity interests in any of the A.M. Castle Parties.
Section 4.23    Title to Real and Personal Property.
(a)    Each of the A.M. Castle Parties has good and defensible title to its respective Real Properties, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, and except where the failure (or failures) to have such title would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All such properties and assets are free and clear of Encumbrances, except for Permitted Liens and except for such Encumbrances as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(b)    Each of the A.M. Castle Parties is in compliance with all obligations under all leases to which it is a party except where the failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and none of the A.M. Castle Parties has received written notice of any good faith claim asserting that such leases are not in full force and effect, except leases in respect of which the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each of the A.M. Castle Parties enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 4.24    No Unlawful Payments. None of the A.M. Castle Parties nor any of their respective directors, officers or employees has in any material respect: (a) used any funds of any of the A.M. Castle Parties for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or

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is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.
Section 4.25    Compliance with Money Laundering Laws. The operations of the A.M. Castle Parties are and have been at all times conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which the A.M. Castle Parties operate, the rules and regulations promulgated thereunder and any related or similar Laws (collectively, the “Money Laundering Laws”) and no material Proceeding by or before any Governmental Unit or any arbitrator involving the A.M. Castle Parties with respect to Money Laundering Laws is pending or, to the knowledge of any A.M. Castle Party, threatened.
Section 4.26    Compliance With Sanctions Laws. Neither the A.M. Castle Parties nor any of their respective directors, officers or employees nor, to the knowledge of any A.M. Castle Party, any agent or other Person acting on behalf of the A.M. Castle Parties, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.
Section 4.27    Internal Control over Financial Reporting. A.M. Castle has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
Section 4.28    Disclosure Controls and Procedures. A.M. Castle (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by A.M. Castle in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, including that information required to be disclosed by A.M. Castle in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of A.M. Castle as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based upon the most recent evaluation by the Chief Executive Officer and Chief Financial Officer of A.M. Castle of A.M. Castle’s internal control over financial reporting, to its auditors and the audit committee of A.M. Castle’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of A.M. Castle’s internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in A.M. Castle’s internal control over financial reporting.
Section 4.29    Investment Company Act. None of the A.M. Castle Parties is required to register as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

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Section 4.30    Alternative Proposals. The A.M. Castle Parties are not pursuing, or in discussions or negotiations regarding, any solicitation, offer, or proposal from any Person concerning any Alternative Proposal and, as applicable, has terminated any existing discussions or negotiations regarding any Alternative Proposal.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMMITMENT PARTIES
Each Commitment Party, severally and not jointly, hereby represents and warrants to the A.M. Castle Parties as set forth in this Article V. Except for representations and warranties that are expressly limited as to a particular date, each representation and warranty is made as of the Closing Date:
Section 5.1    Organization of Such Commitment Party. Such Commitment Party is duly organized or formed (as applicable), validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation (as applicable), with full organizational power and authority to conduct its business as it is now conducted.
Section 5.2    Authority; No Conflict.
(a)    Such Commitment Party (i) has the requisite organizational power and authority (A) to enter into, execute and deliver this Agreement and (B) to perform and consummate the transactions contemplated hereby, and (ii) has taken all necessary organizational action required for (x) the due authorization, execution and delivery of this Agreement and (y) the performance and consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Commitment Party. This Agreement constitutes the legal, valid and binding obligation of such Commitment Party, enforceable against such Commitment Party in accordance with its terms.
(b)    Neither the execution and delivery by such Commitment Party of this Agreement nor the performance or consummation by such Commitment Party of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time or both):
(i)    contravene, conflict with, or result in a violation or breach of any provision of the Organizational Documents of such Commitment Party; or
(ii)    contravene, conflict with, or result in a violation of, any pending or existing Law or Order to which such Commitment Party, or any of the properties, assets, rights or interests owned or used by such Commitment Party, are bound or may be subject; except where such occurrence, event or result would not reasonably be expected to prohibit, materially delay or materially and adversely impact such Commitment Party’s performance or consummation of its obligations under this Agreement.

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Except (x) for Consents which have been obtained, notices which have been given and filings which have been made, and (y) where the failure to give any notice, obtain any Consent or make any filing would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, such Commitment Party is not and will not be required to give any notice to, make any filing with or obtain any Consent from, any Person in connection with the execution and delivery by such Commitment Party of this Agreement or the consummation or performance by such Commitment Party of any of the transactions contemplated hereby.
Section 5.3    Purchased Notes Not Registered. Such Commitment Party understands that the offer and sale of the Purchased Notes have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the accuracy of such Commitment Party’s representations set forth herein.
Section 5.4    Acquisition for Own Account. Such Commitment Party is acquiring its Purchased Notes for its own account (or for the accounts for which it is acting as investment advisor or manager), and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and such Commitment Party has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities Laws. Subject to the foregoing, by making the representations herein, such Commitment Party does not agree to hold its Purchased Notes for any minimum or other specific term and reserves the right to dispose of its Purchased Notes at any time in accordance with or pursuant to a registration statement or exemption from the registration requirements under the Securities Act and any applicable state securities laws.
Section 5.5    Accredited Investor. Such Commitment Party is an Accredited Investor and has such knowledge and experience in financial and business matters that such Commitment Party is capable of evaluating the merits and risks of its investment in the Purchased Notes. Such Commitment Party understands and is able to bear any economic risks of such investment.
Section 5.6    Brokers or Finders. Other than with respect to any Transaction Expenses, such Commitment Party has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or any of the Contemplated Transactions for which the A.M. Castle Parties may be liable.
Section 5.7    Proceedings. There is no pending, outstanding or threatened Proceeding against such Commitment Party that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement, which would reasonably be expected to prohibit, materially delay or materially and adversely impact such Commitment Party’s performance or consummation of its obligations under this Agreement.

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Section 5.8    Sufficient Funds. Such Commitment Party has sufficient assets and the financial capacity to perform all of its obligations under this Agreement.
Anything herein to the contrary notwithstanding, nothing contained in any of the representations, warranties or acknowledgments made by any Commitment Party in this Article V or elsewhere in this Agreement will operate to modify or limit in any respect the representations and warranties of the A.M. Castle Parties or to relieve the A.M. Castle Parties from any obligations to the Commitment Parties for breach thereof.
ARTICLE VI

COVENANTS OF THE A.M. CASTLE PARTIES
Each A.M. Castle Party hereby, jointly and severally, covenants to the Commitment Parties as set forth in this Article VI.
Section 6.1    Conditions Precedent. Each A.M. Castle Party shall use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Section 8.1 hereof (including, without limitation, procuring and obtaining all Consents, authorizations and waivers of, making all filings with, and giving all notices to, Persons (including Governmental Units) which may be necessary or required on its part in order to consummate or effect the transactions contemplated herein).
Section 6.2    Conduct of Business. Except as explicitly set forth in this Agreement or the Restructuring Support Agreement, each A.M. Castle Party shall (i) use its commercially reasonable efforts to conduct, and cause its Subsidiaries to conduct, their businesses and operations only in the ordinary course in a manner that is materially consistent with past practices and in compliance with applicable Law, and use commercially reasonable efforts to preserve intact in all material respects their business organization and relationships with third parties (including material creditors, lessors, licensors, suppliers, distributors and customers) and employees and (ii) not take any action described in any of clauses (a)-(l) of Section 4.13 disregarding the disclosures set forth on Schedule 4.13 hereto.
Section 6.3    Use of Proceeds. The A.M. Castle Parties will apply the proceeds from the sale of the Purchased Notes for the purposes identified in the Restructuring Support Agreement and the Plan.
Section 6.4    Alternative Proposals. Subject to the terms of the Restructuring Support Agreement, the A.M. Castle Parties shall not seek, solicit, or support any Alternative Proposal, and shall not cause or allow any of their agents or representatives to solicit any agreements relating to an Alternative Proposal.
Section 6.5    Blue Sky Compliance. Promptly from time to time, the A.M. Castle Parties shall take such action as the Commitment Parties may reasonably request to qualify the New Money Notes for offering and sale under the securities or Blue Sky laws of such jurisdictions as the Commitment Parties may request, to comply with such laws so as to permit the continuance of

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sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the New Money Notes and to arrange for the determination of the eligibility for investment of the New Money Notes under the laws of such jurisdictions as the Commitment Parties may reasonably request; provided that in connection therewith, none of the A.M. Castle Parties shall be required to (i) qualify as a foreign corporation or limited liability company in any jurisdiction in which it would not otherwise be required to so qualify, (ii) file a general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any jurisdiction in which it would not otherwise be subject.
ARTICLE VII

COVENANTS OF THE COMMITMENT PARTIES
Each Commitment Party shall use its commercially reasonable efforts to satisfy or cause to be satisfied on or prior to the Closing Date all the conditions precedent applicable to such Commitment Party set forth in Section 8.2 hereof; provided, however, that nothing contained in this Article VII shall obligate the Commitment Parties to waive any right or condition under this Agreement or the Restructuring Support Agreement.
ARTICLE VIII

CONDITIONS TO CLOSING
Section 8.1    Conditions Precedent to Obligations of the Commitment Parties. The obligations of the Commitment Parties to purchase the New Money Notes pursuant to Article II are subject to the satisfaction of each of the following conditions prior to or on the Closing Date, each of which may be waived in writing by the Requisite Commitment Parties:
(a)    Commitment Agreement Order. The Bankruptcy Court shall have entered the Commitment Agreement Order in form and substance acceptable to the Requisite Commitment Parties, and such Order shall be a Final Order.
(b)    Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Requisite Commitment Parties, and such Order shall be a Final Order.
(c)    Plan. The A.M. Castle Parties shall have complied with the terms of the Plan that are to be performed by the A.M. Castle Parties on or prior to the Effective Date and the conditions to the occurrence of the Effective Date (other than any conditions relating to occurrence of the Closing) set forth in the Plan shall have been satisfied or waived in accordance with the terms of the Plan.
(d)    Restructuring Support Agreement. The consummation of all of the transactions contemplated by the Restructuring Support Agreement to be consummated on the Closing Date, including, without limitation, the Restructuring, shall have occurred or shall occur concurrently with the Closing.

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(e)    Effective Date. The Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, as applicable, in accordance with the terms and conditions in the Plan and in the Confirmation Order.
(f)    Definitive Documents. All Definitive Documents that are to be executed at or prior to Closing shall have been executed and delivered by the parties thereto, such Definitive Documents shall be consistent in all respects with the Restructuring Support Agreement, the Term Sheet and the Plan and, in form and substance reasonably satisfactory to the Required Consenting Creditors (as defined in the Plan), all such documents shall be in full force and effect.
(g)    Liens. All liens on all of the collateral to secure the obligations under the New Money Notes Documents shall have been validly created in a manner that is reasonably acceptable to the Requisite Commitment Parties, and such liens shall be subject only to certain reasonably permitted liens under the New Money Notes Indenture, and such security interests shall be perfected to the extent such security interests can be perfected by possession or control of collateral or by UCC-1 filings in appropriate form for filing and recordations with the United States Patent and Trademark Office in appropriate form for filing and the taking of such actions.
(h)    No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, judgment or other Order preventing the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions shall have been entered, issued, rendered or made that remains in full force and effect as of the Closing Date, nor shall any Proceeding commenced by a Governmental Unit seeking any of the foregoing be commenced and remain pending as of the Closing Date; nor shall there be any Law promulgated, enacted, entered, enforced or deemed applicable to the Commitment Parties or the A.M. Castle Parties which makes the consummation of any of the Contemplated Transactions illegal or void.
(i)    Notices and Consents. All governmental and third party notifications, filings, waivers, authorizations and Consents necessary or required for any of the Contemplated Transactions, if any, shall have been made or received and shall be in full force and effect.
(j)    Representations and Warranties. Each of the representations and warranties of each A.M. Castle Party in this Agreement shall be true and correct in all material respects (except for those representations and warranties which expressly include a materiality standard, which shall be true and correct in all respects giving effect to such materiality standard) at and as of the Closing Date (except for representations and warranties expressly made as of a specified date, which shall be true and correct only as of the specified date).
(k)    Covenants. Each A.M. Castle Party shall have complied in all material respects with all covenants in this Agreement and the Restructuring Support Agreement.
(l)    Transaction Expenses. (i) The A.M. Castle Parties shall have paid all Transaction Expenses that have accrued and remain unpaid as of the Closing Date in accordance with the terms of this Agreement and (ii) no Transaction Expenses (as defined herein and in the

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Restructuring Support Agreement) shall be required to be repaid or otherwise disgorged to the A.M. Castle Parties or any other Person.
(m)    Put Option Payment. The A.M. Castle Parties shall have paid the Put Option Payment in accordance with Section 3.1, and no portion of the Put Option Payment shall have been invalidated or avoided.
(n)    No Registration; Compliance with Securities Laws. No Proceeding shall be pending or threatened by any Governmental Unit or other Person that alleges that the New Money Notes are not exempt from the registration requirements under Section 5 of the Securities Act or any other registration or qualification requirement under any state securities (or “Blue Sky”) laws (other than registrations or qualifications that have already been made or obtained).
(o)    Officer’s Certificate. The Commitment Parties shall have received on and as of the Closing Date a certificate of the chief financial officer or chief accounting officer of the A.M. Castle Parties confirming that the conditions set forth in Section 8.1(j) and Section 8.1(k) hereof have been satisfied.
(p)    Opinions. The A.M. Castle Parties shall have delivered to the Commitment Parties customary opinions of counsel to the A.M. Castle Parties, dated as of the Closing Date and addressed to the Commitment Parties, addressing such matters that the Requisite Commitment Parties reasonably request related to the New Money Notes Documents, and such opinions shall be in form and substance reasonably acceptable to the Requisite Commitment Parties.
Section 8.2    Conditions Precedent to Obligations of the A.M. Castle Parties. The obligations of the A.M. Castle Parties to issue and sell the Purchased Notes to each of the Commitment Parties pursuant to Article II are subject to the following conditions precedent, each of which may be waived in writing by the A.M. Castle Parties:
(a)    Commitment Agreement Order. The Bankruptcy Court shall have entered the Commitment Agreement Order and such Order shall be a Final Order.
(b)    Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order and such Order shall be a Final Order.
(c)    Effective Date. The Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, as applicable, in accordance with the terms and conditions in the Plan and in the Confirmation Order.
(d)    No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, judgment or other Order preventing the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions shall have been entered, issued, rendered or made, nor shall any Proceeding commenced by a Governmental Unit seeking any of the foregoing be commenced or pending; nor shall there be any Law promulgated, enacted, entered, enforced or deemed applicable to the Commitment Parties or the A.M. Castle Parties which makes the consummation of any of the

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transactions contemplated by this Agreement or any of the other Contemplated Transactions illegal or void.
(e)    Representations and Warranties. Each of the representations and warranties of each Commitment Party in this Agreement shall be true and correct in all material respects (except for those representations and warranties which expressly include a materiality standard, which shall be true and correct in all respects giving effect to such materiality standard) at and as of the Closing Date (except for representations and warranties expressly made as of a specified date, which shall be true and correct only as of the specified date).
(f)    Covenants. Each Commitment Party shall have complied in all material respects with all covenants in this Agreement and the Restructuring Support Agreement, except, in each case, to the extent that any Non-Defaulting Commitment Party elects to purchase any Default Notes as a result of any breach of representations, warranties or covenants by a Defaulting Commitment Party pursuant to Section 2.4(a) hereof.
ARTICLE IX

TERMINATION
Section 9.1    Commitment Party Termination. This Agreement may be terminated at any time by the Requisite Commitment Parties upon the Requisite Commitment Parties’ giving written notice of termination to the A.M. Castle Parties if:
(a)    the Petition Date shall not have occurred on or before June 20, 2017;
(b)    the A.M. Castle Parties shall have failed to file the Plan, the Disclosure Statement, the RSA Motion and the Commitment Agreement Motion on the Petition Date or within one Business Day thereafter;
(c)    the Bankruptcy Court shall not have entered the Commitment Agreement Order or the RSA Order on or before the date that is thirty days after the Petition Date;
(d)    the Bankruptcy Court shall not have entered the Confirmation Order, which either shall include the Disclosure Statement Order or reference the Disclosure Statement Order entered separately, on or before the date that is sixty days after the Petition Date;
(e)    the Effective Date shall not have occurred by the Outside Date;
(f)    the obligations of the Consenting Creditors under the Restructuring Support Agreement are terminated in accordance with the terms of the Restructuring Support Agreement;
(g)    any final, non-appealable Order has been entered by any Governmental Unit that operates to materially prevent, restrict or alter the implementation of the Contemplated Transactions in a material way that cannot be reasonably remedied in a timely manner by the A.M. Castle Parties;

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(h)    (i) any A.M. Castle Party shall have breached or failed to perform any of its representations, warranties, covenants or other obligations contained in this Agreement, or any representation or warranty of any A.M. Castle Party in this Agreement shall have become untrue, to the extent that such breach, failure of performance or occurrence, whether individually or taken together with any other breach, failure of performance or occurrence, could reasonably be expected to result in a Material Adverse Effect, and (ii) any such breach, failure to perform or occurrence referred to in clause (i) above is not curable, or, if curable, is not cured or performed within three Business Days after the receipt by the A.M. Castle Parties of written notice of such breach, failure or occurrence;
(i)    any of the conditions set forth in Section 8.1 hereof become incapable of fulfillment (other than through the failure of the Commitment Parties to comply with their obligations) and the Requisite Commitment Parties have not waived such conditions; or
(j)    any A.M. Castle Party (i) enters into, or shall have publicly announced its intention (including by means of any filings made with any Governmental Unit) to enter into, an agreement (including, without limitation, any agreement in principle, letter of intent, memorandum of understanding or definitive agreement) with respect to any Alternative Proposal, or (ii) consummates any Alternative Proposal.
Section 9.2    A.M. Castle Party Termination. This Agreement may be terminated at any time by the A.M. Castle Parties upon the A.M. Castle Parties giving written notice of termination to the Commitment Parties if:
(a)    any final, non-appealable Order has been entered by any Governmental Unit that operates to materially prevent, restrict or alter the implementation of the Contemplated Transactions in a material way that cannot be reasonably remedied in a timely manner by the A.M. Castle Parties;
(b)    (i) any of the Commitment Parties shall have breached or failed to perform any of their respective representations, warranties, covenants or other obligations contained in this Agreement, or any representation or warranty of any of the Commitment Parties in this Agreement shall have become untrue, to the extent that such breach, failure of performance or occurrence, whether individually or taken together with any other breach, failure of performance or occurrence, could reasonably be expected to result in a Material Adverse Effect, and (ii) any such breach, failure to perform or occurrence referred to in clause (i) above is not curable, or, if curable, is not cured or performed within three Business Days after the receipt by the Commitment Parties of written notice of such breach, failure or occurrence; provided, however, that if a Funding Default shall occur, the A.M. Castle Parties shall not be permitted to terminate this Agreement and the transactions contemplated hereby pursuant to this Section 9.2(a) unless Non-Defaulting Commitment Parties do not elect to commit to purchase all of the Default Notes after the process for exercising Default Purchase Rights has been exhausted in accordance with Section 2.4(a);
(c)    any of the conditions set forth in Section 8.2 hereof become incapable of fulfillment (other than through the failure of the A.M. Castle Parties to comply with their obligations) and the A.M. Castle Parties have not waived such conditions; or

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(d)    the obligations of the A.M. Castle Parties under the Restructuring Support Agreement are terminated in accordance with the terms of the Restructuring Support Agreement.
Section 9.3    Mutual Termination. This Agreement may be terminated at any time by written consent of the A.M. Castle Parties and the Requisite Commitment Parties.
Section 9.4    Effect of Termination.
(a)    No Party may terminate this Agreement if such Party failed to perform or comply in all material respects with the terms and conditions of this Agreement, and such failure to perform or comply caused, or resulted in, the occurrence of one or more acts that would otherwise permit termination by such Party as are specified herein.
(b)    In the event of a termination of this Agreement in accordance with Article IX at a time after all or any portion of the Purchase Price for the Purchased Notes has been deposited into the Escrow Account by any of the Commitment Parties, the Commitment Parties that have deposited such Purchase Price (or portion thereof) shall be entitled to the return of such amount. In such a case, the Commitment Parties and the A.M. Castle Parties hereby agree to execute and deliver to the Escrow Agent, promptly after the effective date of any such termination (but in any event no later than one Business Day after any such effective date), a letter instructing the Escrow Agent to pay to each applicable Commitment Party, by wire transfer of immediately available funds to an account designated by such Commitment Party, the amount of Purchase Price that such Commitment Party is entitled to receive pursuant to this Section 9.4(b). If this Agreement is terminated for any reason, the A.M. Castle Parties shall, promptly after the date of such termination, pay the Put Option Payment to the Commitment Parties or their designees in accordance with Section 3.1.
(c)    In the event of a termination of this Agreement in accordance with this Article IX, the provisions of this Agreement shall immediately become void and of no further force or effect (other than Article I, Article III, Article IX, Article X, Article XII, and Article XIII hereof (and any defined terms used in any such Section or Articles), and other than in respect of any liability of any party for any breach of this Agreement prior to such termination, which shall in each case expressly survive any such termination).
ARTICLE X

INDEMNIFICATION
Section 10.1    Indemnification Obligations. Whether or not any of the Contemplated Transactions are consummated, the A.M. Castle Parties hereby agree, jointly and severally, to indemnify and hold harmless each of the Commitment Parties and each of their respective Affiliates, Related Funds, stockholders, equity holders, members, partners, managers, officers, directors, employees, attorneys, accountants, financial advisors, consultants, agents, advisors and controlling persons (each, in such capacity, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, imposed on, sustained,

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incurred or suffered by, or asserted against, any Indemnified Party as a result of or arising out of or related to, directly or indirectly, this Agreement, any of the transactions contemplated by this Agreement (including any claims arising from, related to or in connection with, any violations or alleged violations of U.S. federal or other securities laws), or any of the other Contemplated Transactions, or any breach by the A.M. Castle Parties of any of their representations, warranties and/or covenants set forth in this Agreement, or any claim, litigation, investigation or other Proceeding relating to or arising out of any of the foregoing, regardless of whether any such Indemnified Party is a party thereto, and to reimburse each such Indemnified Party for the reasonable legal or other out-of-pocket costs and expenses as they are incurred in connection with investigating, monitoring, responding to or defending any of the foregoing (collectively, “Losses”); provided, that the foregoing indemnification will not, as to any Indemnified Party, apply to Losses that are (%3) caused by a Funding Default of such Indemnified Party, or (%3) to the extent they are determined by a final, non-appealable decision by a court of competent jurisdiction to arise from the bad faith, gross negligence, willful misconduct or breach by such Indemnified Party of its obligations under this Agreement or the Restructuring Support Agreement (clauses (a) and (b), the “Loss Exceptions”). If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless, then the A.M. Castle Parties shall contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the A.M. Castle Parties on the one hand and such Indemnified Party on the other hand but also the relative fault of any A.M. Castle Party, on the one hand, and such Indemnified Party, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Parties, on the other hand, shall be deemed to be in the same proportion as (a) the total value received or proposed to be received by the A.M. Castle Parties pursuant to the issuance and sale of the New Money Notes as contemplated by this Agreement bears to (b) the Put Option Payment paid or proposed to be paid to the Commitment Parties (applying a liquidity discount as appropriate). The A.M. Castle Parties also agree that no Indemnified Party shall have any liability based on its exclusive or contributory negligence or otherwise to the A.M. Castle Parties, any Person asserting claims on behalf of or in right of the A.M. Castle Parties, or any other Person in connection with or as a result of this Agreement, the Definitive Documents or the transactions contemplated hereby or thereby or any of the Contemplated Transactions, except as to any Indemnified Party to the extent that Loss incurred by the A.M. Castle Parties resulted from the Loss Exceptions. The terms set forth in this Article X shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement are consummated. The indemnity and reimbursement obligations of the A.M. Castle Parties under Article X are in addition to, and do not limit, the A.M. Castle Parties’ obligations under Article III hereof.
Section 10.2    Indemnification Procedures. Promptly after receipt by an Indemnified Party of notice of the commencement of any claim, challenge, litigation, investigation or other Proceeding which might give rise to indemnification hereunder (an “Indemnified Claim”) by any Person, such Indemnified Person will, if a claim is to be made hereunder against the A.M. Castle Parties (referred to for purposes of this Article X as the “Indemnifying Party”) in respect thereof, notify promptly the Indemnifying Party in writing of the commencement thereof; provided, that the omission or delay to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder. In case any such Indemnified Claims are brought

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against any Indemnified Party and such Indemnified Party notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein at its sole cost and expense (but the Indemnified Party shall control the defense of such Indemnified Claim if the Indemnifying Party does not have the right to assume, or does not timely assume, the defense thereof in accordance with this Article X), and, to the extent that such Indemnifying Party may elect by written notice delivered to such Indemnified Party no later than thirty days after receipt of notice of the Indemnified Claim (but in any event at least ten days before a response to such Indemnified Claim is due), to assume the defense thereof (with counsel reasonably satisfactory to the Indemnified Party); provided, that the Indemnifying Party shall not have the right to assume the defense of any Indemnified Claim unless (a) the Indemnifying Party shall have expressly agreed in writing that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated, subject in all respects to the Loss Exceptions, to satisfy and discharge such Indemnified Claim, (b) such Indemnified Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (c) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Indemnified Claim or that there are legal or other defenses available to an Indemnified Party that are different from or inconsistent with those available to an Indemnifying Party, and (d) the Indemnified Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action or a tax proceeding to which an Indemnified Party is a party. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election to so assume the defense of such Indemnified Claims, the Indemnifying Party shall not be liable to such Indemnified Party for expenses incurred by such Indemnified Party after the date of the receipt of such notice in connection with the defense thereof (other than reasonable costs of investigation) unless (x) the Indemnifying Party is not permitted to assume the defense of such Indemnified Claims in accordance with the proviso to the immediately preceding sentence, (y) the Indemnifying Party shall have failed or is failing to diligently defend such Indemnified Claim, and is provided written notice of such failure by the Indemnified Party, or (z) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Party. If the Indemnifying Party assumes (and has a right to assume) the defense of an Indemnified Claim in accordance with this Article X, the Indemnified Party shall be permitted to participate in any such defense at its own expense. All amounts paid by the Indemnifying Party to an Indemnified Person under this Article X shall, to the extent permitted by applicable Law, be treated as adjustments to the purchase price for the Purchased Notes for all applicable tax purposes.
Section 10.3    Settlement of Indemnified Claims. The Indemnifying Party shall not, without the prior written consent of an Indemnified Party, effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Party unless such settlement (x) includes an unconditional release of such Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from all liability on the claims that are the subject matter of such Indemnified Claims, (y) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, and (z) does not include any statement as to, or any finding or admission of, any fault, culpability or a failure to act by or on behalf of any Indemnified Party. Notwithstanding anything in this Article X to the contrary, if at any time an Indemnified Party shall have requested the Indemnifying Party to reimburse such Indemnified Party for legal or other expenses in connection with investigating,

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responding to or defending any Indemnified Claims as contemplated by this Article X, the Indemnifying Party shall be liable for any settlement, compromise, consent to the entry of any judgment or judgment with respect to any Indemnified Claims effected without its written consent if (i) such settlement, compromise or consent is entered into more than 45 days after receipt by the Indemnifying Party of such request for reimbursement and (ii) the Indemnifying Party shall not have reimbursed such Indemnified Party in accordance with such request prior to the date of such settlement, compromise or consent.
ARTICLE XI

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS
No representations, warranties, covenants or agreements made in this Agreement shall survive after the Closing except for covenants and agreements that by their terms are to be satisfied after the Closing, which covenants and agreements shall survive until satisfied in accordance with their terms.
ARTICLE XII

AMENDMENTS AND WAIVERS
Any term of this Agreement may be amended or modified and the compliance with any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only if such amendment, modification or waiver is signed, in the case of an amendment or modification, by the Requisite Commitment Parties and the A.M. Castle Parties, or in the case of a waiver, by the Requisite Commitment Parties (if compliance by the A.M. Castle Parties is being waived) or by the A.M. Castle Parties (if compliance by any of the Commitment Parties is being waived); provided, however, that (a)  Schedule 1 hereto may be amended in accordance with the terms of Section 14.1; (b) any amendment or modification to this Agreement that would have the effect of changing the Commitment Percentage of any Commitment Party shall require the prior written consent of such Commitment Party unless otherwise expressly contemplated by this Agreement, (c) any amendment or modification to (i) the definition of “Purchase Price,” and (ii) the allocation of the Put Option Payment among the Commitment Parties as set forth in Section 3.1 shall require the prior written consent of each Commitment Party adversely affected thereby, and (d) any amendment, modification or waiver to this Agreement that would materially adversely affect the rights or increase the obligations of any Commitment Party under this Agreement in a manner that is disproportionate in any material respect to the comparable rights and obligations of the Requisite Commitment Parties under this Agreement shall require the prior written consent of such Commitment Party. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, or any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

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ARTICLE XIII

NOTICES
All notices, requests, demands, document deliveries and other communications hereunder shall be deemed given if in writing and delivered, if sent by email, facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses, email addresses and facsimile numbers (or at such other addresses, email addresses or facsimile numbers as shall be specified by like notice):
(a)    if to a Commitment Party, to the address, facsimile number or e-mail address for such Commitment Party set forth on Schedule 1 hereto;

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019
Attn: Andrew N. Rosenberg, Jacob A. Adlerstein, and Adam M. Denhoff
Email: arosenberg@paulweiss.com, jadlerstein@paulweiss.com and adenhoff@paulweiss.com

and

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attn: Michael H. Goldstein
Email: mgoldstein@goodwinlaw.com

(b)    if to the A.M. Castle Parties, to:

A.M. Castle & Co. 1420 Kensington Road, Suite 220 Oak Brook, IL 60523 Attn: Marec E. Edgar Email: medgar@amcastle.com with a copy (which shall not constitute notice) to:

Pachulski Stang Ziehl & Jones LLP
10100 Santa Monica Boulevard, 13th Floor
Los Angeles, CA 90067
Attn: Richard M. Pachulski and Jeffrey N. Pomerantz
Email: rpachulski@pszjlaw.com and jpomerantz@pszjlaw.com

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ARTICLE XIV

MISCELLANEOUS
Section 14.1    Assignments. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the A.M. Castle Parties and the Requisite Commitment Parties. Notwithstanding the immediately preceding sentence, any Commitment Party’s rights, obligations or interests hereunder may be freely assigned, delegated or transferred, in whole or in part, by such Commitment Party, to (%3) any other Commitment Party, (%3) any Affiliate of a Commitment Party, (%3) any Related Fund of a Commitment Party or (%3) any other Person not referred to in clause (a), clause (b) or clause (c) above so long as such Person is approved in writing by the Requisite Commitment Parties prior to such assignment, delegation or transfer (for purposes of this clause (d), the Commitment Party proposing to make such assignment, delegation or transfer, and all of its Affiliates and Related Funds, shall be deemed to a be Defaulting Commitment Party for purposes of the definition of “Requisite Commitment Parties”); provided, that (x) any such assignee assumes the obligations of the assigning Commitment Party hereunder and agrees in writing prior to such assignment to be bound by the terms hereof in the same manner as the assigning Commitment Party, (y) any assignee of a Commitment must be an Accredited Investor and (z) no Commitment Party shall be permitted to assign its Commitment except in connection with a transfer of First Lien Secured Debt Claims permitted by the Restructuring Support Agreement. Following any assignment described in the immediately preceding sentence, Schedule 1 hereto shall be updated by the A.M. Castle Parties (in consultation with the assigning Commitment Party and the assignee) solely to reflect the name and address of the applicable assignee or assignees and the Commitment Percentage that shall apply to such assignee or assignees, and any changes to the Commitment Percentage applicable to the assigning Commitment Party. Any update to Schedule 1 hereto described in the immediately preceding sentence shall not be deemed an amendment to this Agreement. Notwithstanding the foregoing or any other provisions herein, unless otherwise agreed in any instance by the A.M. Castle Parties and the other Commitment Parties, no such assignment will relieve the assigning Commitment Party of its obligations hereunder with respect to its Commitment if any such assignee fails to perform such obligations.
Section 14.2    Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a reasonably acceptable manner, such that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 14.3    Entire Agreement; Prior Negotiations. This Agreement, including the schedules and exhibits attached hereto, together with the Restructuring Support Agreement and

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the Plan, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements (oral or written), negotiations, and documents between and among the Parties (and their respective advisors) with respect to the subject matter hereof and thereof, except for any confidentiality agreements heretofore executed between or among any of the Parties, which shall continue in full force and effect subject to the terms thereof.
Section 14.4    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement and executed counterpart signature pages hereto may be delivered by electronic mail (in “.pdf” or “.tif” format), facsimile or other electronic imaging means, which shall be deemed to be an original for the purposes of this Agreement.
Section 14.5    Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.
Section 14.6    Consent to Jurisdiction. Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court located in the State and County of New York in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment arising therefrom, and further irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement brought by them shall be brought, and shall be heard and determined, exclusively in the aforementioned court. Each Party irrevocably waives any objection as to venue or inconvenient forum. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced by the A.M. Castle Parties, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.
Section 14.7    Waiver of Trial by Jury. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 14.8    Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief, including reasonable attorneys’ fees, costs and expenses, as a remedy of any such breach without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy to which such non-breaching Party may be entitled at law or in equity; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy. The Parties agree that for so long as a Party has not taken any action to prejudice the enforceability of this Agreement (including alleging in any pleading that this

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Agreement is unenforceable), and has taken such actions as are reasonably required or desirable for the enforcement hereof, then such Party shall have no liability for damages hereunder in the event any court of competent jurisdiction determines on a final and non-appealable basis that this Agreement is not enforceable.
Section 14.9    Further Assurances. From time to time after the Closing Date, the Parties will execute, acknowledge and deliver to the other Parties such other documents, instruments and certificates, and will take such other actions, as any other Party may reasonably request in order to consummate the transactions contemplated by this Agreement.
Section 14.10    Headings. The section headings, paragraphs and subsections of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement and shall not affect the interpretation of this Agreement.
Section 14.11    Interpretation. This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation of this Agreement is to be interpreted in a neutral manner. Any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement.
Section 14.12    Several, Not Joint, Obligations. The representations, warranties, covenants and other obligations of the Commitment Parties under this Agreement are, in all respects, several and not joint or joint and several, such that no Commitment Party shall be liable or otherwise responsible for any representations, warranties, covenants or other obligations of any other Commitment Party, or any breach or violation thereof.
Section 14.13    Disclosure. Unless otherwise required by applicable Law, the A.M. Castle Parties will not, without each of the Commitment Parties’ prior written consent, disclose to any Person the Commitment Percentage of any Commitment Party, except for (a) disclosures to the A.M. Castle Parties’ representatives or advisors in connection with the transactions contemplated hereby and subject to their agreement to be bound by the confidentiality provisions hereof and (b) disclosures to parties to this Agreement solely for purposes of calculating the Adjusted Commitment Percentage of a Non-Defaulting Commitment Party.
Section 14.14    No Recourse Party. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Commitment Parties may be partnerships or limited liability companies, the A.M. Castle Parties and the Commitment Parties covenant, agree and acknowledge that no recourse under this Agreement shall be had against any former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers, employees, stockholders or equity holders of any Commitment Party, or any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers, employees, stockholders or equity holders of any of the foregoing, as such (any such Person, a “No Recourse Party”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any No Recourse Party for any obligation of any Commitment Party

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under this Agreement for any claim based on, in respect of or by reason of such obligations or their creation; provided, that nothing in this Section 14.14 shall relieve the Commitment Parties of their obligations under this Agreement.
Section 14.15    Settlement Discussions. Except as expressly provided in this Agreement (as may be amended from time to time), the Definitive Documents or any confidentiality agreements executed between or among the Parties, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Parties to (a) protect and preserve its rights, remedies and interests, including, without limitation, its claims against any of the other Parties (or their respective Affiliates or subsidiaries) and any liens or security interests it may have in any assets of the A.M. Castle Parties, (b) consult with any of the other Parties, (c) participate in any Chapter 11 Cases, or (d) purchase, sell or enter into any transactions in connection with the A.M. Castle Claims/Interests (as defined in the Restructuring Support Agreement), in each case subject to the terms of the Restructuring Support Agreement. Without limiting the foregoing sentence in any way, if the Restructuring is not consummated, or if this Agreement or the Restructuring Support Agreement is terminated for any reason, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights, remedies, claims and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses. No Party shall have, by reason of this Agreement, a fiduciary relationship in respect of any other Party, any holder of A.M. Castle Claims/Interests (as defined in the Restructuring Support Agreement), or any other Person, and nothing in this Agreement or the Restructuring Support Agreement (including the Term Sheet and the other exhibits attached hereto and thereto), express or implied, is intended to impose, or shall be construed as imposing, upon any Party any obligations in respect of this Agreement, the Restructuring Support Agreement or the Restructuring except as expressly set forth herein or therein. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Nothing herein (including the schedules and exhibits attached hereto) shall be construed as or be deemed to be evidence of an admission or concession of any kind on the part of any Party of any claim, fault, liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert. Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable Law, foreign or domestic, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.
Section 14.16    No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person other than (a) the Indemnified Parties with respect to Article X hereof and (b) the No Recourse Parties with respect to Section 14.14 hereof.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

COMPANY:
A.M. CASTLE & CO.

By:	/s/ Patrick R. Anderson
Name:	Patrick R. Anderson
Title:	Executive Vice President, Chief Financial Officer & Treasurer

TOTAL PLASTICS, INC.

By:	/s/ Patrick R. Anderson
Name:	Patrick R. Anderson
Title:	Vice President & Treasurer

HY-ALLOYS STEELS COMPANY

By:	/s/ Patrick R. Anderson
Name:	Patrick R. Anderson
Title:	Treasurer

KEYSTONE SERVICE, INC.

By:	/s/ Patrick R. Anderson
Name:	Patrick R. Anderson
Title:	Treasurer

KEYSTONE TUBE COMPANY, LLC

By:	/s/ Patrick R. Anderson
Name:	Patrick R. Anderson
Title:	Treasurer

EX-[Signature Page to Commitment Agreement]

COMMITMENT PARTIES:

By:
Name:
Title:
(on behalf of itself and certain funds)

EX-[Signature Page to Commitment Agreement]

CONFIDENTIAL

Schedule 1

Commitment Parties

EX

Schedule 4.2(a)

Organization of the A.M. Castle Parties

	Name	Jurisdiction of Formation
1.	A.M. Castle & Co.	Maryland
2.	Total Plastics, Inc.	Michigan
3.	HY-Alloy Steels Company	Delaware
4.	Keystone Tube Company, LLC	Delaware
5.	Keystone Service, Inc.	Indiana

EX

Schedule 4.2(b)

Capitalization of the Company Entities
None.

EX

Schedule 4.4

Proceedings
None.

EX

Schedule 4.8

Violation or Default
None.

EX

Schedule 4.12

Single Employer Pension Plans
A.M. Castle maintains the A.M. Castle & Co. Salaried Employees Pension Plan and the A.M. Castle & Co. Hourly Employees Pension Plan

EX

Schedule 4.13

Absence of Certain Changes or Events
None.

EX

Schedule 4.15

Tax Matters
Pending audits by taxing authorities in Missouri (ongoing sales tax audit), Quebec (awaiting final tax bill) and Illinois (ongoing income tax audit).
Regarding the pending Illinois audit, a preliminary report by the state reflects that the audit relates only to carryforwards of net operating losses and Illinois Replacement Tax Investment Credits.

EX

Schedule 4.22

Debt and Equity Capitalization
The debt and equity capitalization of A.M. Castle is set forth in the Form 10-Q filed for the period ending March 31, 2017, and the Form 10-K filed for the period ending December 31, 2016.

EX